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                                                                    EXHIBIT 99.3

                               [AGENCY.COM LOGO]


FOR IMMEDIATE RELEASE

AGENCY.COM ANNOUNCES AGREEMENT BETWEEN FOUNDERS AND SENECA INVESTMENTS LLC TO PURCHASE FOUNDERS' SHARES
SENECA PROPOSES TO ACQUIRE REMAINDER OF ALL OUTSTANDING SHARES IN A SEPARATE TRANSACTION

New York, NY - (May 14, 2001) - AGENCY.COM, Ltd., (Nasdaq: ACOM), a leading e-business builder in global markets, today announced that Chan Suh and Kyle Shannon, the founders of AGENCY.COM, reached an agreement with Seneca Investments, LLC, an e-services holding company formed by Omnicom Group Inc. and Pegasus Partners II, L.P, an investment company based in Greenwich, CT. Under the terms of the agreement, the founders of AGENCY.COM will sell their shares for cash to Seneca. The agreement is subject to a number of conditions and government approvals.

Upon closing of the agreement, Seneca has indicated its stake in AGENCY.COM would increase from approximately 45.3% (calculated by diluting for warrants but not options), which was recently transferred to it from Omnicom, to approximately 65.7% (calculated by diluting for warrants but not options) by acquiring the shares of the founders. The purchase price would be paid in cash, with an initial payment upon the closing of the transaction being equal to approximately $0.94 per share, and a potential second payment of up to $0.47 per share. The balance of the purchase price would be based upon AGENCY.COM's profitability over a number of years ending December 31, 2006, and it is expected that the founders would continue in their current management roles with the Company.

AGENCY.COM also announced that it received a non-binding proposal from Seneca to acquire the remaining shares of AGENCY.COM for $3.00 in cash and a number of customary conditions, including approval of AGENCY.COM's Board of Directors upon the recommendation of the independent Board committee and the participation in the proposed transaction of at least two-thirds of the shares not held by Seneca. The Company has referred the proposal to an independent Board committee composed of the independent directors of AGENCY.COM's Board of Directors for its review.

About AGENCY.COM
AGENCY.COM is a leading e-business builder in global markets. The company provides strategy, branding and technology services that help its clients build and grow their interactive business across multiple digital channels - the Web, wireless, and interactive television. Founded in January 1995, AGENCY.COM is headquartered in New York and has offices in Amsterdam,


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Atlanta, Boston, Chicago, Copenhagen, Dallas, London, Paris, Portland (OR), San
Francisco, Woodbridge (NJ) and affiliate offices in Miami (FL), Seoul, Korea, and Singapore. For investor information, please visit our Web site at http://www.agency.com/investors or call AGENCY.COM's Investor Relations line at 212-358-2702. To receive press releases going forward, please send contact information to investors@agency.com or call toll free 877-721-3006 for a fax copy.

MATTERS DISCUSSED IN THIS RELEASE INCLUDE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY BE MATERIALLY DIFFERENT. MANY FACTORS COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER FROM ANTICIPATED EVENTS OR RESULTS, INCLUDING WITHOUT LIMITATION THE RISK FACTORS AND OTHER ITEMS THAT ARE CONTAINED IN AGENCY.COM'S REPORTS AND DOCUMENTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION.

FOR MORE INFORMATION:
--------------------
U.S. PRESS:                             INVESTORS:
----------                              ---------
Melissa Holden                          Brian Stanton
Director, Corporate Communications      Director, Investor Relations
AGENCY.COM                              AGENCY.COM
212/651-3962                            212/651-3722
mholden@agency.com                      bstanton@agency.com

Mary Skinner
Manager, Public Relations
Badger, Kry and Partners
212/533-3222 ext. 106
mskinner@badgerworldwide